Exhibit (a)(5)(i)
News Release

HOPE BANCORP ANNOUNCES NOTIFICATION TO HOLDERS OF
2.00% CONVERTIBLE SENIOR NOTES OF THEIR CONTRACTUAL PUT RIGHT

LOS ANGELES - April 17, 2023 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) announced today that it is notifying holders of its 2.00% Convertible Senior Notes due 2038 (CUSIP NUMBER 43940TAB5) (the “Notes”) that they have the right to surrender their Notes for repurchase by the Company for cash pursuant to their option (the “Optional Put”) under the Indenture (the “Indenture”), dated as of May 11, 2018, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) as trustee and paying agent (the “Trustee” or “Paying Agent”). The Optional Put entitles each holder of the Notes to require the Company to repurchase any or all of such holder’s outstanding Notes on May 15, 2023 (the “Optional Repurchase Date”) at a purchase price in cash (the “Repurchase Price”) equal to 100% of the principal amount of the Notes. The Company shall also pay any accrued and unpaid interest on the Notes owed on the Optional Repurchase Date to the holders of record as of May 1, 2023. There are currently Notes in the aggregate principal amount of $197,551,000 outstanding, which are subject to the Optional Put. Additionally and alternatively, the Notes may be converted to the Company’s common stock at the conversion rate of 45.0760 shares of common stock per $1,000 principal amount of Notes (the “Conversion Rate”). The Conversion Rate is determined based on the conversion price of approximately $22.18 per share of the Company’s common stock.

The opportunity to exercise the Optional Put will begin at the open of business on April 17, 2023 and expires at 5:00 p.m., New York City time, on May 11, 2023, which is the second business day immediately preceding the Optional Repurchase Date. In order to exercise the Optional Put and receive the Repurchase Price, a holder must surrender the Notes for repurchase through the transmittal procedures of the Depository Trust Company (the “DTC”). The Company will accept for payment all validly surrendered and not validly withdrawn Notes promptly upon the Optional Repurchase Date. On or before 10:00 a.m., New York City time, on the Optional Repurchase Date, the Company will deposit with the Paying Agent for the Notes the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered and not validly withdrawn Notes. Unless the Company defaults in repurchasing Notes validly surrendered pursuant to the Optional Put and not validly withdrawn, interest on those Notes will cease to accrue on the Optional Repurchase Date. Notes in respect of which the Optional Put is exercised will not be convertible in accordance with their terms, if otherwise convertible, unless surrender of those Notes is validly withdrawn pursuant to the procedures of DTC and the terms of the Indenture. The Optional Put may be withdrawn (in whole or in part) at any time prior to 5:00 p.m. New York City time on May 12, 2023, which is the business day immediately preceding the Optional Repurchase Date.

U.S. Bank Trust Company, National Association is the trustee and Paying Agent with respect to the Notes. Its address and email are:

Regular Mail, Registered & Certified Mail, or Courier:

U.S. Bank Global Corporate Trust Services
111 E Fillmore Ave, St. Paul, MN 55107
Corporate Trust Support & Operations
EP-MN-WS1P
cts.specfinance@usbank.com

At the Company’s request, the Trustee is delivering the repurchase notice relating to the Optional Put to all registered holders of the Notes. Copies of the repurchase notice and information relating to the procedure for the surrender of the Notes may also be obtained from the Paying Agent, whose address is listed above. In addition, the Company will file the repurchase notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company. The repurchase of the Notes will be only be pursuant to, and the Notes may be surrendered only in accordance with, the Indenture and the repurchase notice dated April 17, 2023.

None of the Company, its Board of Directors or its officers is making any representation or recommendation to any holders of the notes as to whether to exercise the Optional Put. Beneficial owners and holders of the Notes should consult with their own financial and tax advisors and must make their own decision as to whether to exercise the Optional Put and, if so, the principal amount of Notes for which the Optional Put should be exercised.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $19.2 billion in total assets as of December 31, 2022. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama, and Georgia. Bank of Hope also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, New York City, Northern California and Houston; commercial loan production offices in Northern California, Seattle and Tampa, Fla.; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. None of the information on or hyperlinked from the Company’s website is incorporated by reference.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses; regulatory risks associated with current and future regulations; and the COVID-19 pandemic and its impact on our financial position, results of operations, liquidity, and capitalization. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contacts:

Angie Yang
SVP, Director of Investor Relations & Corporate Communications
213-251-2219
angie.yang@bankofhope.com